ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Designation

 (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY-DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Designation
For Nevada Corporations
(Pursuant to NRS 78.1955)

1.	Name of corporation:
Co-Signer, Inc.

2.	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

SERIES A CONVERTIBLE PREFERRED STOCK

The Undersigned, on behalf of Co-signer, Inc., a Nevada corporation (the "Corporation"), hereby certifies that the following resolutions were adopted by the Corporation's board of directors, pursuant to the authority conferred upon the Board by the Corporation's Articles of Incorporation and in accordance with the Nevada Revised Statutes:

SEE ATTACHED

3.	Effective date of filing (optional):

4.	Signatures (required)

X /s/ Darren Magot
Signature

______________________________________

CERTIFICATE OF DESIGNATION

OF

CO-SIGNER, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________

SERIES A CONVERTIBLE PREFERRED STOCK

The Undersigned, on behalf of Co-signer, Inc., a Nevada corporation (the "Corporation"), hereby certifies that the following resolutions were adopted by the Corporation's board of directors, pursuant to the authority conferred upon the Board by the Corporation's Articles of Incorporation and in accordance with the Nevada Revised Statutes:

RESOLVED: that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Corporation's Articles of Incorporation a series of preferred stock of the Corporation is hereby created and designated with the following relative rights, preferences, privileges, qualifications, limitations and restrictions:

1.                   Designation and Number. There shall be a series of preferred stock, par value $0.001 per shares, designated as “Series A Convertible Preferred Stock,” and the number of shares constituting such series shall be one million, five hundred thousand (1,500,000)

2.                   Dividends. The holders of shares of Series A Convertible Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, cumulative dividends as provided in this Section 2.

a.                   The holders of the Series A Convertible Preferred Stock shall be entitled to receive cumulative dividends, out of the funds legally available therefor, which shall accrue on each share of Series A Convertible Preferred Stock (adjusted for any subdivisions, combinations, consolidations or stock distributions or stock dividends with respect to such shares) at the annual rate of five percent (5%) of the stated purchase price thereof allocated to each holder, as set forth in the subscription agreement for each share of Series A Convertible Preferred Stock. Dividends shall be payable semi-annually to the holders of shares of Series A Convertible Preferred Stock at the option of the Corporation in cash or Common Stock. Common Stock issued in payment of dividends shall be valued at a price per share equal to the average of the closing market prices for the Corporation’s common stock during five (5) trading days immediately preceding the due date for such payment.

b.                   Dividends shall be calculated semi-annually in arrears on June 30 and December 31 of each year (each a "Dividend Date") prorated on a daily basis for partial periods. Dividends shall commence to accrue on each share of Series A Convertible Preferred Stock from the date of issuance thereof whether or not declared by the Board of Directors, and whether there are profits or not, surplus or other funds of the Corporation legally available for the payment of dividends, and shall continue to accrue thereon until paid in full.

c.                    No dividends shall be declared or paid on the Common Stock until all dividends accrued or declared but unpaid on the Series A Convertible Preferred Stock shall have been paid in full.

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3.                   Liquidation Preference on Dissolution, Sale of the Corporation or Reorganization.

a.                   In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily (a "Dissolution"), each holder of Series A Convertible Preferred Stock shall be entitled, after provision for the payment of the Corporation's debts and other liabilities, to be paid in cash in full, before any distribution is made on any Common Stock, an amount of $0.514 per share, in cash plus an amount equal to all accrued but unpaid dividends thereon to the date of such payment (the "Series A Liquidation Amount"). The Corporation shall, not later than 20 days prior to the earlier of the record date for the taking of a vote of stockholders with respect to any Dissolution or the date set for the consummation of a Dissolution, provide to the holders of the Series A Convertible Preferred Stock such information concerning the terms of the Dissolution and the value of the assets of the Corporation as may be reasonably requested by the holders of shares of Series A Convertible Preferred Stock. If, upon a Dissolution, the net assets of the Corporation distributable among the holders of all outstanding Series A Convertible Preferred Stock shall be insufficient to permit the payment of the Series A Liquidation Amount in full, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation's debts and other liabilities shall be distributed among the holders of the Series A Convertible Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Series A Convertible Preferred Stock. Upon any such Dissolution, after the holders of Series A Convertible Preferred Stock shall have been paid in full the Series A Liquidation Amount, the remaining net assets of the Corporation shall be distributed to the other stockholders of the Corporation as their respective interests may appear.

b.                   Upon payment in full of the Series A Liquidation Amount to which the holders of shares of the shares of Series A Convertible Preferred Stock are entitled, the holders of shares of this Series will not be entitled to any further participation in any distribution of assets by the Corporation.

c.                    Neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities or other property shall be considered a Dissolution of the Corporation within the meaning of this Section 3.

d.                   Any Reorganization of the Corporation required by any court or administrative body in order to comply with any provision of law shall be deemed to be a Dissolution of the Corporation unless the preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the holders of Series A Convertible Preferred Stock are not adversely affected by such Reorganization.

4.                   Voting Rights of Series A Convertible Preferred Stock, Except as otherwise expressly provided herein or as required by the law, the Holders of Series A Preferred Stock shall not have any voting rights.

5.                   Optional Conversion.

a.                   At any time and from time to time, any holder of Series A Convertible Preferred Stock shall have the right, at its option, to convert all or any portion of the shares of Series A Convertible Preferred Stock held by such holder into a number of shares of fully paid and non-assessable Common Stock at the rate of five (5) shares of Common Stock for each share of Series A Convertible Preferred Stock (the "Conversion Rate"), subject to adjustment as explained in this Section 5.

b.                   If the Corporation shall (i) declare a dividend or other distribution payable in securities, (ii) split its outstanding shares of Common Stock into a larger number, (iii) combine its outstanding shares of Common Stock into a smaller number, or (iv) increase or decrease the number of shares of its capital stock in a reclassification of the Common Stock including any such reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the continuing entity (any such corporate event, an “Event”), then in each instance the Conversion Rate shall be adjusted such that the number of shares issued upon conversion of one share of Series A Convertible Preferred Stock will equal the number of shares of Common Stock that would otherwise be issued but for such Event.

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c.                    Notices.

                                             i.                        Immediately upon any adjustment of the Conversion Rate, the Corporation shall give written notice thereof to all holders of such Series A Convertible Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment and the facts upon which such adjustment is based.

                                            ii.                        The Corporation shall give written notice to all holders of Series A Convertible Preferred Stock at least five (5) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, or (b) with respect to any dissolution or liquidation or any merger, consolidation, reorganization, recapitalization or similar event.

6.                   Mandatory Conversion.

a.                   In the event that (i) the VWAP of the Corporation’s Common Stock is in excess of $0.30 per share for 10 consecutive trading days as determined by Bloomberg reporting, and (ii) the 90-day average daily trading volume of the Corporation’s Common Stock is above 100,000 shares, as determined by Bloomberg reporting, the Series A Preferred Stock will automatically be converted into the number of shares of Common Stock into which such shares of Series A Preferred Stock would be converted on the date of such occurrence (the “Forced Conversion Date”), in accordance with Section 5 of this Certificate of Designation.

b.                   The Corporation shall give to each holder of record of Series A Preferred Stock written notice of mandatory conversion at least ten (10) business days prior to the Forced Conversion Date, setting forth therein: (i) the number of shares of Common Stock into which such Holder’s shares of Series A Preferred Stock are to be converted based on such Conversion Rate; (ii) that the conversion is to be effective on the Forced Conversion Date; (iii) the address of the place or places at which the certificate or certificates representing such holder’s shares of Series A Preferred Stock are to be surrendered; and (iv) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. Such notice shall be sent by first class mail, postage prepaid, to each holder of record of Series A Preferred Stock at such holder’s address as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Corporation. On or before the Forced Conversion Date, each holder of Series A Preferred Stock shall surrender the certificate or certificates representing all such holder’s shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Forced Conversion Date and the surrender of the certificate or certificates representing shares of Series A Preferred Stock, the Corporation shall issue and deliver to each such holder, or its nominee, at such holder’s address as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Corporation a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

c.                    All outstanding shares of Series A Preferred Stock shall, on the Forced Conversion Date, be converted into Common Stock for all purposes, notwithstanding the failure of any holder or holders thereof to surrender any certificate representing such shares on or prior to such date. On and after the Forced Conversion Date, (i) no share of Series A Preferred Stock shall be deemed to be outstanding or be transferable on the books of the Corporation or the stock transfer agent, if any, for the Series A Preferred Stock, and (ii) each holder of Series A Preferred Stock, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares shall have been converted. On the Forced Conversion Date, all such shares shall be automatically retired and canceled and shall not be reissued.

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7.                   Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Convertible Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation.

8.                   Rank. The Series A Convertible Preferred Stock shall rank senior in right as to dividends and upon liquidation, dissolution or winding up to all Common Stock whenever issued.

9.                   Identical Rights. Each share of Series A Convertible Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Series A Convertible Preferred Stock.

10.                Defeasance. Any of the rights, powers or preferences of the holders of Series A Convertible Preferred Stock set forth herein may be waived or defeased by the affirmative consent or vote of a majority of all the holders of the Series A Convertible Preferred Stock.

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IN WITNESS WHEREOF, the undersigned have duly signed this Certificate of Designation as of this 12th day of August, 2013.

Co-signer, Inc.
/s/ Darren Magot
By:
Name: Darren Magot Title: CEO

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